Exhibit 10.1

May 18, 2007 Leanne M. Kelly 107 A'ja Way Warminster, PA 18974

Re: Agreement in the Event of a Change of Control of Genaera Corporation

Dear Leanne:

     The following will confirm the agreement of Genaera Corporation, a Delaware corporation (the "Company"), with you concerning the consequences upon certain terminations of your employment in connection with a change in control of the Company.

     In consideration of your past and continued service to the Company and in consideration of the mutual covenants and agreements contained in this letter (this "Agreement"), the Company and you hereby agree, intending to be legally bound hereby, as follows:

     1. Covered Termination. A "Covered Termination" shall be deemed to occur if your employment with the Company terminates under any one of the following circumstances: (i) within the 12-month period immediately following a Change of Control (as defined below), your employment with the Company is terminated by the Company without Cause (as defined below), or (ii) within the six-month period immediately following a Change of Control, you terminate your employment with the Company for Good Reason (as defined below).

Notwithstanding anything contained in this Agreement to the contrary, if following the commencement of any discussions with any person that ultimately results in a Change in Control of the Company, (i) your employment with the Company is terminated, (ii) you are removed from any material duties or position with the Company or (iii) your base salary is reduced, then for all purposes of this Agreement, such Change in Control of the Company shall be deemed to have occurred on the date immediately prior to the date of such termination, removal or reduction.

     2. Payments Upon a Covered Termination. If a Covered Termination occurs, then the Company will, on or before your last day as an employee of the Company, pay to you, in lieu of any other rights to cash compensation other than the payment of your salary for services performed before the date of termination and as a severance benefit, a lump sum cash payment equal to one times your total base salary plus bonus compensation from the Company for the immediately preceding calendar year.

3. Certain Additional Payments by the Company.

     (a) Anything in this Agreement to the contrary notwithstanding in the event it shall be determined that any payment or distribution by, or benefit from, the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (any such payments, distributions or benefits being individually referred to herein as a "Payment," and any two or more of such payments, distributions or benefits being referred to herein as "Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code") (such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein to as the "Excise Tax"), then you shall be entitled to receive an additional payment or payments (individually referred to herein as a "Gross-Up Payment" and any two or more of such additional payments being referred to herein as "Gross-Up Payments") in an amount such that after payment by you of all taxes (as defined in paragraph 3(k)) imposed upon the Gross-Up Payment, you retain an amount of such Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Subject to the provisions of paragraph 3(c) through (i), any determination (individually, a "Determination") required to be made under this paragraph 3(b), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall initially be made, at the Company's expense, by nationally recognized tax counsel mutually acceptable to the Company and you ("Tax Counsel"). Tax Counsel shall provide detailed supporting legal authorities, calculations, and documentation both to the Company and you within 15 business days of the termination of your employment, if applicable, or such other time or times as is reasonably requested by the Company or you. If Tax Counsel makes the initial Determination that no Excise Tax is payable by you with respect to a Payment or Payments, it shall furnish you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to any such Payment or Payments. You shall have the right to dispute any Determination (a "Dispute") within 15 business days after delivery of Tax Counsel's opinion with respect to such Determination. The Gross-Up Payment, if any, as determined pursuant to such Determination shall, at the Company's expense, be paid by the Company to you within five business days of your receipt of such Determination. The existence of a Dispute shall not in any way affect your right to receive the Gross-Up Payment in accordance with such Determination. If there is no Dispute, such Determination shall be binding, final and conclusive upon the Company and you, subject in all respects, however, to the provisions of paragraph 3(c) through (i) below. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that Gross-Up Payments (or portions thereof) which will not have been made by the Company should have been made ("Underpayment"), and if upon any reasonable written request from you or the Company to Tax Counsel, or upon Tax Counsel's own initiative, Tax Counsel, at the Company's expense, thereafter determines that you is required to make a payment of any Excise Tax or any additional Excise Tax, as the case may be, Tax Counsel shall, at the Company's expense, determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you.

     (c) The Company shall defend, hold harmless, and indemnify you on a fully grossed-up after tax basis from and against any and all claims, losses, liabilities, obligations,

damages, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys', accountants', and experts' fees and expenses) with respect to any of your tax liability resulting from any Final Determination (as defined in paragraph 3(j)) that any Payment is subject to the Excise Tax

     (d) If a party hereto receives any written or oral communication with respect to any question, adjustment, assessment or pending or threatened audit, examination, investigation or administrative, court or other proceeding which, if pursued successfully, could result in or give rise to a claim by you against the Company under this paragraph 3 ("Claim"), including, but not limited to, a claim for indemnification of you by the Company under paragraph 3(c), then such party shall promptly notify the other party hereto in writing of such Claim ("Tax Claim Notice").

     (e) If a Claim is asserted against you ("Employee Claim"), you shall take or cause to be taken such action in connection with contesting such Employee Claim as the Company shall reasonably request in writing from time to time, including the retention of counsel and experts as are reasonably designated by the Company (it being understood and agreed by the parties hereto that the terms of any such retention shall expressly provide that the Company shall be solely responsible for the payment of any and all fees and disbursements of such counsel and any experts) and the execution of powers of attorney, provided that:

     (i) within 30 calendar days after the Company receives or delivers, as the case may be, the Tax Claim Notice relating to such Employee Claim (or such earlier date that any payment of the taxes claimed is due from you, but in no event sooner than five calendar days after the Company receives or delivers such Tax Claim Notice), the Company shall have notified you in writing ("Election Notice") that the Company does not dispute its obligations (including, but not limited to, its indemnity obligations) under this Agreement and that the Company elects to contest, and to control the defense or prosecution of such Employee Claim at the Company's sole risk and sole cost and expense; and

     (ii) the Company shall have advanced to you on an interest-free basis, the total amount of the tax claimed in order for you, at the Company's request, to pay or cause to be paid the tax claimed, file a claim for refund of such tax and, subject to the provisions of the last sentence of paragraph 3(g), sue for a refund of such tax if such claim for refund is disallowed by the appropriate taxing authority (it being understood and agreed by the parties hereto that the Company shall only be entitled to sue for a refund and the Company shall not be entitled to initiate any proceeding in, for example, United States Tax Court) and shall indemnify and hold you harmless, on a fully grossed-up after tax basis, from any tax imposed with respect to such advance or with respect to any imputed income with respect to such advance; and

     (iii) the Company shall reimburse you for any and all costs and expenses resulting from any such request by the Company and shall indemnify and hold you harmless, on fully grossed-up after-tax basis, from any tax imposed as a result of such reimbursement.

     (f) Subject to the provisions of paragraph 3(e) hereof; the Company shall have the right to defend or prosecute, at the sole cost, expense and risk of the Company, such Employee Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by the Company to a Final Determination; provided however, that (i) the Company shall not, without your prior written consent, enter into any compromise or settlement of such Employee Claim that would adversely affect you, (ii) any request from the Company to you regarding any extension of the statute of limitations relating to assessment, payment, or collection of taxes for your taxable year with respect to which the contested issues involved in, and amount of the Employee Claim relate is limited solely to such contested issues and amount, and (iii) the Company's control of any contest or proceeding shall be limited to issues with respect to the Employee Claim and you shall be entitled to settle or contest, in your sole and absolute discretion, any other issue raised by the Internal Revenue Service or any other taxing authority. So long as the Company is diligently defending or prosecuting such Employee Claim, you shall provide or cause to be provided to the Company any information reasonably requested by the Company that relates to such Employee Claim, and shall otherwise cooperate with the Company and its representatives in good faith in order to contest effectively such Employee Claim. The Company shall keep you informed of all developments and events relating to any such Employee Claim (including, without limitation, providing to you copies of all written materials pertaining to any such Employee Claim), and you or your authorized representatives shall be entitled, at your expense, to participate in all conferences, meetings and proceedings relating to any such Employee Claim.

     (g) If, after actual receipt by you of an amount of a tax claimed (pursuant to an Employee Claim) that has been advanced by the Company pursuant to paragraph 3(e)(ii) hereof the extent of the liability of the Company hereunder with respect to such tax claimed has been established by a Final Determination, you shall promptly pay or cause to be paid to the Company any refund actually received by, or actually credited to, you with respect to such tax (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority related thereto), except to the extent that any amounts are then due and payable by the Company to you, whether under the provisions of this Agreement or otherwise. If, after the receipt by you of an amount advanced by the Company pursuant to paragraph 3(e)(ii), a determination is made by the Internal Revenue Service or other appropriate taxing authority that you shall not be entitled to any refund with respect to such tax claimed and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Gross-Up Payments and other payments required to be paid hereunder.

     (h) With respect to any Employee Claim, if the Company fails to deliver an Election Notice to you within the period provided in paragraph 3(e)(i) hereof or, after delivery of such Election Notice, the Company fails to comply with the provisions of paragraph 3(e)(ii) and (iii) and (f) hereof, then you shall at any time thereafter have the right (but not the obligation), at your election and in your sole and absolute discretion, to defend or prosecute, at the sole cost, expense and risk of the Company, such Employee Claim. You shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. If requested by you, the Company shall cooperate, and shall cause its Affiliates to cooperate, in good faith with you and your authorized representatives in order to contest effectively such Employee Claim. The Company may attend, but not participate in or control, any defense, prosecution, settlement or compromise of any Employee Claim controlled by you pursuant to this paragraph 3(h) and shall bear its own costs and expenses with respect thereto. In the case of any Employee Claim that is defended or prosecuted by you, you shall, from time to time, be entitled to current payment, on a fully grossed-up after tax basis, from the Company with respect to costs and expenses incurred by you in connection with such defense or prosecution.

     (i) In the case of any Employee Claim that is defended or prosecuted to a Final Determination pursuant to the terms of this paragraph 3(i), the Company shall pay, on a folly grossed-up after tax basis, to you in immediately available funds the foil amount of any taxes arising or resulting from or incurred in connection with such Employee Claim that have not theretofore been paid by the Company to you, together with the costs and expenses, on a folly grossed-up after tax basis, incurred in connection therewith that have not theretofore been paid by the Company to you, within ten calendar days after such Final Determination. In the case of any Employee Claim not covered by the preceding sentence, the Company shall pay, on a folly grossed-up after tax basis, to you in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Employee Claim at least ten calendar days before the date payment of such taxes is due from you, except where payment of such taxes is sooner required under the provisions of this paragraph 3(i), in which case payment of such taxes (and payment, on a folly grossed-up after tax basis, of any costs and expenses required to be paid under this paragraph 3(i) shall be made within the time and in the manner otherwise provided in this paragraph 3(i).

     (j) For purposes of this Agreement, the term "Final Determination" shall mean (A) a decision, judgment, decree or other order by a court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (B) a final and binding settlement or compromise with an administrative agency with appropriate jurisdiction, including, but not limited to, a closing agreement under Section 7121 of the Code; (C) any disallowance of a claim for refund or credit in respect to an overpayment of tax unless a suit is filed on a timely basis; or (D) any final disposition by reason of the expiration of all applicable statutes of limitations.

     (k) For purposes of this Agreement, the terms "tax" and "taxes" mean any and all taxes of any kind whatsoever (including, but not limited to, any and all Excise Taxes, income taxes, and employment taxes), together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such taxes and any interest in respect of such penalties, additions to tax, or additional amounts.

4. Definitions.

(a)	Change of Control. A "Change of Control" shall be deemed to have occurred if, (i) Any "person" (as such term is used in sections 13(d) and 14(d) of the

Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act),

     directly or indirectly, of securities of the Company representing 40% or more of the voting power of the then outstanding securities of the Company;

     (ii) During any period of two consecutive calendar years there is a change of 25% or more in the composition of the Board of the Company in office at the beginning of the period except for changes approved by at least two-thirds of the Directors then in office who were Directors at the beginning of the period;

     (iii) The stockholders of the Company approve an agreement providing for (A) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect Directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash of securities in the merger or consolidation, or (B) the sale or other disposition of all or substantially all of the assets of the Company, or a liquidation, dissolution or statutory exchange of the Company; or

     (iv) Any person has commenced, or announced an intention to commence, a tender offer or exchange offer for 40% or more of the voting power of the then-outstanding securities of the Company.

(b)	Cause. For purposes of this Agreement, "Cause" shall mean (y)

(i) your gross negligence or willful misconduct in connection with your duties or in the course of your employment with the Company;

     (ii) an act of fraud, embezzlement or theft in connection with your duties or in the course of your employment with the Company;

(iii) your intentional wrongful damage to property of the Company;

     (iv) your intentional wrongful disclosure of secret processes or confidential information of the Company; or

     (v) an act by you leading to a conviction of a felony or a misdemeanor involving moral turpitude.

For purposes of this Agreement, no act, or failure to act, on your part shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated as a result of for "Cause" hereunder unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board of Directors then in office at a meeting of the Board of Directors called and held for such purposes (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, you had committed an act set forth above in this paragraph 4(b) and specifying the particular thereof in detail.

     (c) Good Reason. For purposes of this Agreement, you shall have "Good Reason" to terminate your employment after a Change of Control if the Company shall:

     (i) assign to you any duties inconsistent with your position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company in effect immediately before the occurrence of the first Change in Control of the Company or otherwise make any change in any such position, authority, duties or responsibilities;

     (ii) remove you from, or fail to re-elect or appoint you to, any duties or position with the Company or any of its Affiliates that were assigned or held by you immediately before the occurrence of the first Change in Control of the Company, except that a nominal change in your title that is merely descriptive and does not affect rank or status shall not constitute such an event;

     (iii) take any other action that results in a material diminution in such position, authority, duties or responsibilities or otherwise take any action that materially interferes therewith;

     (iv) reduce your annual base salary as in effect immediately before the occurrence of the first Change in Control of the Company or as your annual base salary may be increased from time to time after that occurrence (the "Base Salary");

     (v) relocate your principal office outside of the metropolitan area of Philadelphia, Pennsylvania;

     (vi) fail to (x) continue in effect any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement (such policies, plans, programs and arrangements collectively being referred to herein as "Basic Benefit Plans"), including, but not limited to, any deferred compensation, supplemental executive retirement or other retirement income, stock option, stock purchase, stock appreciation, or similar policy, plan, program or arrangement of the Company, in which you were a participant immediately before the occurrence of the first Change in Control of the Company, or any substitute plan adopted by the Board of Directors and in which you were a participant immediately before the occurrence of the last Change in Control of the Company, unless an equitable and reasonably comparable arrangement (embodied in a substitute or alternative benefit or plan) shall have been made with respect to such Basic Benefit Plan promptly following the occurrence of the last Change in

Control of the Company, or (y) continue your participation in any Basic Benefit Plan (or any substitute or alternative plan) on substantially the same basis, both in terms of the amount of benefits provided to you (which are in any event always subject to the terms of any applicable Basic Benefit Plan) and the level of your participation relative to other participants, as existed immediately before the occurrence of the first Change in Control of the Company;

     (vii) fail to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's other employee benefit plans, policies, programs and arrangements (the "Other Benefit Plans"), including, but not limited to, life insurance, medical, dental, health, hospital, accident or disability plans, in which you were a participant immediately before the occurrence of the first Change in Control of the Company;

     (viii) take any action that would directly or indirectly materially reduce any other non-contractual benefits that were provided to you by the Company immediately before the occurrence of the first Change in Control of the Company or deprive you of any material fringe benefit enjoyed by you immediately before the occurrence of the first Change in Control of the Company;

     (ix) fail to provide you with the number of paid vacation days to which you were entitled in accordance with the Company's vacation policy in effect immediately before the occurrence of the first Change in Control of the Company;

     (x) fail to continue to provide your with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) (y) that are both commensurate with your responsibilities to and position with the Company immediately before the occurrence of the first Change in Control of the Company and not materially dissimilar to the office space, related facilities and support personnel provided to other employees of the Company having comparable responsibility to you, or (z) that are physically located at the Company's principal executive offices;

     (xi) require you to perform a majority of your duties outside the Company's principal executive offices for a period of more than 21 consecutive days or for more than 90 days in any calendar year;

     (xii) fail to honor any provision of any employment agreement you have or may in the future have with the Company or fail to honor any provision of this Agreement;

     (xiii) give effective notice of an election to terminate at the end of the term or extended the term of any employment agreement you have or may in the future have with the Company in accordance with the terms of any such agreement; or

     (xiv) purport to terminate your employment by the Company unless notice of that termination shall have been given to you pursuant to, and that notice shall meet the requirements of, paragraph 5(f).

5. Miscellaneous.

     (a) This Agreement does not affect your existing or future employment arrangements with the Company unless a Change in Control shall have occurred before the expiration of the term of this Agreement. Your employment with the Company shall continue to be governed by your existing or future employment agreements with the Company, if any, or, in the absence of any employment agreement, shall continue to be at the will of the Chief Executive Officer of the Company, except that if (i) a Change in Control shall have occurred before the expiration of the term of this Agreement and (ii) your employment with the Company is terminated after that Change in Control, then you shall be entitled to receive certain benefits as provided in this Agreement. For the avoidance of doubt, the benefits payable pursuant to this Agreement shall be reduced by any severance payments paid to you pursuant to another existing or future employment agreement or arrangement.

     (b) The Company will require any purchaser of all or substantially all of the assets of the Company, by agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if a Covered Termination had occurred. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any purchaser of its assets as aforesaid which executed and delivers the agreement provided for herein.

     (c) This Agreement shall remain in effect for so long as you are employed by the Company. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and shall inure to the benefit of your heirs.

     (d) The Company represents that this Agreement has been duly authorized and is binding on and enforceable against the Company. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect.

     (e) Upon payment of the amount required under paragraph 2 hereof, you shall deliver to the Company a general release of liability of the Company and its officers and directors in a form reasonably satisfactory to the Company.

     (f) All payments made pursuant to this Agreement shall be subject to withholding of applicable deductions and income and employment taxes.

     (g) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails to the following addresses: If to Employee:

Leanne M. Kelly 107 A’jas Way Warminster, PA 18974 If to the Company: Genaera Corporation 5110 Campus Drive Plymouth Meeting, PA 19462 Attention: General Counsel

     6. Entire Agreement. This writing represents the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may not be altered or amended except by an agreement in writing and agreed to by the Company and you.

     Please indicate your acceptance of the above agreement by signing below in the space indicated.

Very truly yours,

GENAERA CORPORATION, a Delaware corporation

By: /s/ John L. Armstrong, Jr.

John L. Armstrong, Jr. President and Chief Executive Officer

Agreed to and accepted this 7th day of June, 2007;

/s/ Leanne M. Kelly Leanne M. Kelly